Legg Mason Partners Money Market Trust

11. Legal matters
Beginning in June 2004, class action lawsuits
alleging violations of the federal
securities laws were filed against CGM, a former
distributor of the Funds and
other affiliated funds (collectively, the Funds)
and a number of its then
affiliates, including SBFM and Salomon Brothers
Asset Management Inc
(SBAM), which were then investment adviser or
manager to certain of the
Funds (the Managers), substantially all of the
mutual funds then managed by
the Managers (the Defendant Funds), and Board
members of the Defendant
Funds (collectively, the Defendants). The
complaints alleged, among other
things, that CGM created various undisclosed
incentives for its brokers to sell
Smith Barney and Salomon Brothers funds. In
addition, according to the
complaints, the Managers caused the Defendant
Funds to pay excessive
brokerage commissions to CGM for steering clients
towards proprietary funds.
The complaints also alleged that the Defendants
breached their fiduciary duty to
the Defendant Funds by improperly charging Rule
12b-1 fees and by drawing on
fund assets to make undisclosed payments of soft
dollars and excessive
brokerage commissions. The complaints also alleged
that the Defendant Funds
failed to adequately disclose certain of the
allegedly wrongful conduct. The
complaints sought injunctive relief and
compensatory and punitive damages,
rescission of the Defendant Funds contracts with
the Managers, recovery of all
fees paid to the Managers pursuant to such
contracts and an award of attorneys
fees and litigation expenses.
On December 15, 2004, a consolidated amended
complaint (the Complaint)
was filed alleging substantially similar causes of
action. On May 27, 2005, all of
the Defendants filed motions to dismiss the
Complaint. On July 26, 2006, the
court issued a decision and order (1) finding that
plaintiffs lacked standing to sue
on behalf of the shareholders of the Funds in
which none of the plaintiffs had
invested and dismissing those Funds from the case
(although stating that they
could be brought back into the case if standing as
to them could be established),
and (2) other than one stayed claim, dismissing
all of the causes of action
against the remaining Defendants, with prejudice,
except for the cause of action
under Section 36(b) of the 1940 Act, which the
court granted plaintiffs leave to
repeal as a derivative claim.
On October 16, 2006, plaintiffs filed their Second
Consolidated Amended
Complaint (Second Amended Complaint) which alleges
derivative claims on
behalf of nine funds identified in the Second
Amended Complaint, under Section
36(b) of the 1940 Act, against CAM, SBAM and SBFM
as investment advisers to
the identified funds, as well as CGM as a
distributor for the identified funds
(collectively, the Second Amended Complaint
Defendants). The Funds were not
identified in the Second Amended Complaint. The
Second Amended Complaint
alleges no claims against any of the funds or any
of their Board Members. Under
Section 36(b), the Second Amended Complaint
alleges similar facts and seeks
similar relief against the Second Amended
Complaint Defendants as the Complaint.
On December 3, 2007, the court granted the
Defendants motion to dismiss, with
prejudice. On January 2, 2008, the plaintiffs
filed a notice of appeal to the Second
Circuit Court of Appeals.
Additional lawsuits arising out of these
circumstances and presenting similar
allegations and requests for relief may be filed
in the future.
* * *
Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the
Defendants) based on the May 31, 2005 settlement order issued against the
Defendants by the SEC as described in Note 10. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.
On September 26, 2007, the United States District
Court for the Southern District
of New York issued an order dismissing the consolidated complaint and judgment was later entered. An appeal has been filed and is pending before the U.S. Court of Appeals for the Second Circuit.